UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐

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☑	Soliciting Material Pursuant to §240.14a-12
KNOVA SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THIS FILING CONSISTS OF A LETTER SENT TO PARTNERS OF KNOVA SOFTWARE, INC.
December 18, 2006
Dear KNOVA Partner:
I am pleased to announce that today, KNOVA Software signed a definitive agreement to be taken private through an acquisition by M2M Holdings Inc., a privately funded holding company that owns a number of enterprise software and services companies including Onyx Software. Backed by considerable investment from Battery Ventures VI LP and Thoma Cressey Equity Partners, the businesses of M2M Holdings have delivered CRM and ERP systems to more than 4,300 companies around the world, ranging in size from small businesses to Global 2000 enterprises.
This is an exciting day for KNOVA and a big win for our customers and partners. The opportunity to leverage multiple, best-of-breed CRM solutions within one company and share the partner resources of a larger organization will make us both more successful. In short, this merger means that the vision you share with KNOVA for jointly delivering an intelligent customer experience should unfold even more quickly.
Like you, M2M Holdings believes that KNOVA’s combination of best-in-class knowledge management, natural language search, and collaboration technologies is unique in the industry and it will continue to invest in KNOVA’s development, integration and support. As with all M2M Holdings acquisitions, KNOVA will retain its brand identity and be supported by dedicated sales, product management, development, customer support, and professional services teams.
M2M Holdings has a large partner network, which includes more than 30 value-added resellers across the globe. Your hard work in helping us deliver successful customer implementations over the years has been a key part of KNOVA’s success. M2M Holdings intends to maintain and enhance high-performing partnerships that are in the best interests of our customers, and I expect our relationship will remain unchanged by this transaction.
You may know that M2M Holdings acquired Onyx Software back in August of this year. At that time, the M2M Holdings management team shared its vision for the continued consolidation of CRM solutions vendors. KNOVA is an ideal complementary line of business to Onyx’s core CRM, business process management, and business intelligence functionality, creating a fully integrated solution for both existing and future customers.
While there are clear synergies between the two solutions, I want to stress that M2M Holdings is entirely committed to supporting KNOVA’s integration with other CRM applications that compete directly with Onyx, as well as fully supporting customers that choose this path. As in the past, KNOVA’s success will remain contingent on the strength of its integration with leading application and technology platforms. M2M Holdings intends to continue supporting, maintaining and enhancing the KNOVA solution as it evolves atop leading industry platforms.
Because M2M Holdings is a privately owned company, the completion of the transaction would subsequently privatize KNOVA Software. As an independent product line within M2M Holdings, KNOVA will be able to make decisions that focus exclusively on your success, our common customers’ success, and the long-term growth of the business—without the pressure and requirements of being a public company.
In the coming weeks, our energy and resources will focus on making this transition as seamless as possible. As always, if you have questions or concerns, please do not hesitate to contact me directly at bruce.armstrong@knova.com or (408) 863-5863. You also can learn more about M2M Holdings at www.made2manage.com.
The entire team here at KNOVA appreciates your partnership with us and looks forward to continuing to work with you under our new ownership.
Best regards,
Bruce W. Armstrong
President & CEO
KNOVA Software

Important Additional Information Will Be Filed with the SEC
In connection with the proposed merger, KNOVA intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”), and will furnish to stockholders of KNOVA, such proxy statement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, STOCKHOLDERS OF KNOVA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.
After filing with the SEC, the proxy statement and other relevant materials, and any other documents filed by KNOVA, may be obtained (when available) free of charge at the SEC’s website at www.sec.gov or at KNOVA’s website at www.knova.com/about/ir.html. You may also read and copy any reports, statements and other information filed by KNOVA with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
KNOVA and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed Merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in KNOVA’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available.